AGREEMENT TO PURCHASE ROYALTY

     This AGREEMENT TO PURCHASE ROYALTY (“Agreement”) is made and entered into as of the 31st day of March, 2009 (“Effective Date”) by and between NORD RESOURCES CORPORATION, a Delaware corporation (“Producer”), and IRC NEVADA INC., a Nevada corporation (“IRC”).

RECITALS:

     A. Producer is the owner of certain mineral properties located in Cochise County, Arizona, consisting of approximately 59 patented lode mining claims, 102 unpatented mining claims and other fee lands, totaling 3,092 acres, more or less, owned or controlled by Producer and more particularly described on Exhibit A attached hereto and incorporated by reference (the “Property”), on which Producer is conducting copper mining and production operations.

     B. Producer desires to sell and IRC desires to purchase a royalty interest in net smelter returns from minerals produced from the Property on the terms and conditions set forth in this Agreement.

     C. The transaction by which Producer would sell and IRC would purchase such royalty interest will be evidenced by: (i) this Agreement, and (ii) the hereinafter described Royalty Deed.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Producer and IRC agree as follows:

1.	Definitions.

	1.1	The following terms shall have the meaning set forth in this Section:

		(a)	“Affiliate” shall mean any person or entity controlling, controlled by or under common control with a party hereto.

(b)

“Closing” shall mean the consummation of the transactions and actions necessary to effect the creation and purchase of the Royalty pursuant to this agreement as more particularly described in Section 6.

		(c)	“Disclosure Schedule” means the disclosure schedule dated as of the Effective Date attached hereto as Exhibit B.

(d)

“Environmental Laws” means Laws aimed at reclamation or restoration of the Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

(e)

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) that are asserted by any person, entity or Governmental Authority alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Property and/or emanating or migrating and/or threatening to emanate or migrate from the Property to off-site properties; (ii) physical disturbance of the environment other than as authorized by and in compliance with the Permits; or (iii) the violation or alleged violation of any Environmental Laws.

(f)

“Governmental Authority” shall mean any federal, state or local government, district or authority having jurisdiction or authority to regulate or control the Property or any part of Producer’s operations in connection with the production and sale of Minerals.

(g)

“Key Employee” shall mean any current officer of Producer, the current general manager or equivalent employee responsible for operations at the Property or any current manager of Producer responsible for Producer’s compliance with Environmental Laws or health and safety Laws.

(h)

“Law” or “Laws” means all applicable federal, state and local laws, rules, ordinances, regulations, grants, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including Permits, whether legislative, municipal, administrative or judicial in nature.

(i)	“Minerals” shall have the meaning set forth in the Royalty Deed.

(j)

“Permit” shall mean any license, permit, certificate or other authorization by any Governmental Authority necessary for Producer’s operation on the Property or in connection with the removal, processing or sale of Minerals therefrom.

(k)	“Permitted Liens” shall have the meaning given the term in the Royalty Deed.

(l)	“Royalty” shall mean the Royalty defined in the Royalty Deed, purchased pursuant to Sections 2 and 3, below

(m)	“Royalty Deed” shall mean the Royalty Deed and Assignment of Royalty to be delivered at Closing in the form of Exhibit C attached hereto.

2.

Purchase and Sale of Royalty. Upon and subject to the terms and provisions of this Agreement, at the Closing, IRC will purchase from Producer and Producer will sell, convey, assign and transfer to IRC the Royalty in the Base Royalty Rate percentage amount, as defined in the Royalty Deed, of two and one-half percent (2.5%) of Net Returns, as also defined in the Royalty Deed, free and clear of all liens, claims, charges, equities or encumbrances of any kind except for any Permitted Liens.

3.	Purchase Price. The “Purchase Price” for the Royalty shall be five million dollars ($US5,000,000.00), paid or payable at Closing, subject to the adjustment of Section 6.3(a).

4.

Due Diligence, Inspection and Records. Prior to Closing, IRC and its agents shall have the right to enter upon the Property and inspect all operations thereon, review all records of Producer pertaining to the Property and production and sale of Minerals (as defined in the Royalty Deed) therefrom, verify Producer’s title to and interest in the Property; review all documents and records pertaining to reserves, Permits and recovery of Minerals from the Property and review Producer’s financial position and all financing and Mineral sales agreements related to or affecting Producer’s ability to own the Property and conduct operations for the mining, processing and sale of Minerals from the Property.

4.1

Property Inspection. IRC and its agents, duly authorized in writing, may enter upon the Property and facilities of Producer at the Property to inspect the same, during normal business hours, at such time as shall not unreasonably hinder or interrupt the operations and activities of Producer.

4.2

Records Inspection. Subject to satisfaction of any requirements with respect to confidentiality, upon reasonable notice, Producer shall afford to the officers, employees, accountants, counsel and other representatives of IRC access, during normal business hours, during the period prior to the Closing, to all of the books, contracts, commitments and records relating to the Property, or Minerals sale agreements that are in Producer’s possession and shall furnish to IRC all other information concerning such assets that is in Producer’s possession as IRC reasonably requests.

5.

No Assumption of Liability. IRC is not assuming, by its purchase of the Royalty or otherwise, any liability, obligation or commitment of Producer, whether known or unknown, actual or contingent, now-existing or hereafter arising, and expressly disclaims, in whole or in part, the assumption of all such liabilities, obligations or commitments related to the Property, Minerals or the Producer (“Excluded Liabilities”). The Excluded Liabilities include, but are not limited to, the following:

(a)

Any and all obligations and liabilities, including without limitation Environmental Liabilities, of Producer relating to or arising from environmental or other conditions of any portion of the Property or from Producer’s operations related to the Property; and

(b)	Any and all obligations and liabilities of Producer to any lessor, contractor, customer of Producer or Governmental Authority.

6.	Closing.

	6.1	Time and Place. Producer and IRC shall consummate and close the transaction contemplated herein (“Closing”) at the offices of IRC on March 30, 2009, or as soon thereafter as possible.

6.2

Deliverables by Producer. At the Closing, and conditioned upon satisfaction of the Closing conditions of Sections 11.1 and 11.3, Producer shall deliver to IRC, in form and substance satisfactory to IRC:

		(a)	The Royalty Deed, duly executed and acknowledged by Producer; and

		(b)	Such other certificates and documents as IRC or its counsel may reasonably request.

6.3

Deliverables by IRC. At the Closing, and conditioned upon satisfaction of the Closing conditions of Sections 11.1 and 11.2, IRC shall deliver to Producer, in form and substance satisfactory to Producer:

(a)

The Purchase Price for the Royalty, less IRC’s outside attorney’s fees and the costs for conducting its due diligence examination and negotiating and closing this transaction, (which fees and costs shall not exceed fifty thousand dollars ($US 50,000) as a deduction from the Purchase Price), in the form of an electronic funds transfer to such account and at such location as Producer may direct, cashier’s check or other current funds; and

		(b)	Such other certificates and documents as Producer or its counsel may reasonably request.

7.

Warranties and Representations of IRC. IRC warrants and represents to Producer for the express purpose of inducing Producer to enter into this Agreement, and to otherwise complete all of the transactions contemplated hereby that as of the date of this Agreement and as of the date of Closing, as follows:

	7.1	Organization. IRC is a duly organized, validly existing corporation in good standing under the Laws of the State of Nevada and has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement.

7.2

Authorization. All required corporate actions and proceedings have been duly taken so as to authorize the execution and delivery by IRC of this Agreement and all other documents or instruments to be executed and delivered hereunder.

7.3	Valid and Binding. This Agreement constitutes the legal, valid and binding obligation of IRC enforceable in accordance with its terms.

7.4

No Violations. The consummation of the transactions contemplated by this Agreement and performance of the obligations of IRC hereunder does not constitute a violation of, nor conflict with, any Law, contract, agreement or organizational document to which IRC is a party or by which it or its property is or may be bound.

7.5

No Litigation. There is no litigation now pending, or to the best of IRC’s knowledge threatened, against IRC which if adversely decided could materially impair the ability of IRC to purchase, own and receive the Royalty hereunder.

7.6

No Consents. IRC need not give any notice to, make any filings with, or obtain any authorization, consent or approval of any person or governmental agency in order to consummate the transactions contemplated by this Agreement.

7.7

Brokers Fees. IRC does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Producer could become liable or obligated.

7.8	Foreign Person. IRC is not a “foreign person”, as such term is defined in Section 1445 of the Internal Revenue Code.

8.

Warranties and Representations of Producer. Producer warrants and represents to IRC for the express purpose of inducing IRC to enter into this Agreement, and to otherwise complete all of the transactions contemplated hereby that as of the date of this Agreement and as of the date of Closing, as follows:

8.1

Organization. Producer is a duly organized validly existing corporation in good standing under the Laws of the State of Delaware, and is duly qualified to do business in the State of Arizona and has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement.

8.2

Authorization. All required corporate actions and proceedings have been duly taken so as to authorize the execution and delivery by Producer of this Agreement and all other documents or instruments to be executed and delivered hereunder and to grant the Royalty to IRC.

8.3	Valid and Binding. This Agreement constitutes the legal, valid and binding obligations of Producer enforceable in accordance with its terms.

8.4

No Violations. The consummation of the transactions contemplated by this Agreement and the subsequent payment of the Royalty and performance of the obligations of Producer hereunder does not constitute a violation of, nor conflict with, any Law, contract, agreement or organizational document to which Producer is a party or by which it or its property is or may be bound.

8.5

No Litigation. Except as set forth on the Disclosure Schedule, there is no litigation now pending, or to the best of Producer’s knowledge threatened, against Producer which if adversely decided could materially impair the ability of Producer to grant the Royalty hereunder and to pay the same as it becomes due.

8.6

No Consents. Except for any consent required by Producer’s existing credit facilities identified on Exhibit B to the Royalty Deed, Producer need not give any notice to, make any filings with, or obtain any authorization, consent or approval of any person or governmental agency in order to consummate the transactions contemplated by this Agreement and grant the Royalty to IRC.

8.7

Brokers Fees. Producer does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which IRC could become liable or obligated.

8.8	Foreign Person. Producer is not a “foreign person”, as such term is defined in Section 1445 of the Internal Revenue Code.

8.9	Rights in the Property.

(a) The warranties and representations contained in the Royalty Deed as to Producer’s rights in the Property are true and correct;

(b) There are no options or rights of first refusal to purchase or acquire all or any portion of the Property;

(c)

Producer has access to the Property from roads sufficient to allow Producer to conduct its business at the Property as it is currently conducted and Producer has not received notice of termination of such access; and

(d)

Producer has not received notice of any taking of the Property or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of the Property or any part thereof, by any Governmental Authority, civil or military or the commencement or pendency of any action or proceeding therefor.

8.10	Condition of Property. Except as set forth on the Disclosure Schedule, with respect to Producer’s operations related to the Property:

(a)

There has been issued and there remains in full force and effect subject to no revocation, suspension, forfeiture or modification, each and every Permit necessary for the present use, operation and occupancy of the Property by Producer and the conduct of mining, processing and sales of Minerals from the Property and all required zoning, building code, land use, environmental and other similar Permits;

(b)

The Property and the present and contemplated use and occupancy thereof for Producer’s Mineral operations comply in all material respects with all applicable zoning ordinances, building codes, land use Laws, setback or other development and/or use requirements of Governmental Authorities;

(c)

There has not occurred any material damage to or destruction of the Property or any portion thereof as a result of any fire or other casualty that, as of the date hereof, has not been repaired in all material respects;

(d)

All liquid and solid waste disposal, septic and sewer systems located on the Property are in compliance in all material respects with any and all Laws and requirements of any Governmental Authority; and

	(e)	With respect to the environmental condition of the Property and Producer’s operations on the Property:

(i)

the conditions existing on or with respect to the Property and its ownership and operation of the Property are not (A) in violation of any Laws, including without limitation any Environmental Laws, or (B) causing or resulting in Environmental Liabilities;

(ii)

there have been no past violations by Producer of any Environmental Laws or other Laws affecting or pertaining to the Property, nor the creation of Environmental Liabilities by Producer or, to the knowledge of any Key Employee of Producer, any of its predecessors in title to the Property, except as has been fully abated and remediated by Producer or its predecessors in title so as to cause the Property and Producer’s operations thereon to be in full compliance with the requirements of applicable Laws and the orders of all Governmental Authority having jurisdiction, and to be free of any claim for damages or remediation costs, natural resources damages or other Environmental Liabilities; and

(iii)

No Key Employee of Producer has received an inquiry from or notice of a pending investigation from any Governmental Authority or of any administrative or judicial proceeding concerning the violation of any Laws.

(f)

Producer is in compliance in all material respects with each Permit pertaining to its operations for extracting, processing and sale of Minerals, including without limitation, all Permits pertaining to Environmental Laws and reclamation.

9.

Producer Covenants. During the period from the Effective Date to the Closing, Producer agrees that, except as contemplated or permitted by this Agreement or to the extent that IRC otherwise consents in writing:

(a)

As soon as possible after execution of this Agreement Producer shall provide IRC with full, complete and correct copies of all leases and other agreements affecting the Property; and all Mineral sales contracts for production from the Property.

	(b)	Producer will not, and will not agree to, sell, lease, exchange, or encumber the Property or its interest in the Minerals except for sales of Minerals in the ordinary course of business.

	(c)	Producer will immediately notify IRC in writing of any event that renders any representation or warranty of Producer hereunder incorrect or inaccurate.

(d)

Producer will not take any action that would, or would be reasonably likely to, result in any of the conditions in Section 11 not being satisfied or that would materially impair Producer’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof or would materially delay such consummation. Producer shall promptly advise IRC orally and in writing of any change in, or event with respect to, the Property or Producer having, or that could have, a material adverse effect on Producer’s ability to consummate the transactions contemplated hereby.

10.

Covenant of IRC. During the period from the date of this Agreement until the Closing, IRC will not take any action that would, or would be reasonably likely to, result in any of the conditions in Section 11 not being satisfied or that would materially impair IRC’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof or would materially delay such consummation. IRC shall promptly advise Producer orally and in writing of any change or event that could have a material adverse effect on Producer’s ability to consummate the transactions contemplated hereby.

11.	Closing Conditions.

	11.1	Conditions to Each Party’s Obligations. The respective obligations of the parties hereunder are subject to the satisfaction, at or prior to the Closing, of the following conditions:

		(a)	No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

(b)

No claim, action, litigation or proceeding shall be pending or threatened against IRC or Producer for the purpose of enjoining or preventing the consummation of the transactions contemplated hereby or otherwise claiming that this Agreement or the consummation of the transactions contemplated hereby are illegal.

11.2	Conditions to IRC’s Closing Obligation. IRC’s obligation to close the transactions contemplated hereunder is subject to:

	(a)	IRC being satisfied, in its sole discretion:

		(i)	As to Producer’s title in and to the Property and the ability of Producer to convey the Royalty free and clear of all prior liens and encumbrances except for Permitted Liens or as agreed to by IRC;

		(ii)	As to the tax consequences and impact to IRC of the purchase and conveyance of the Royalty;

		(iii)	As to the quantity, quality and potential recovery of reserves of Minerals from the Property;

		(iv)	As to the status of all Permits required to conduct operations for Minerals on the Property; and

		(v)	As to Nord’s financial position and all financing and Mineral sales agreements pertaining to Property.

(b)	The representations and warranties of Producer set forth herein are correct in all material respects as of the Closing as though they were made as of the Closing.

(c)	Producer shall have fully performed and complied in all material respects with the covenants hereunder that are to be performed or complied with by it at or prior to the Closing.

(d)	The approval of this Agreement and the transactions contemplated hereby by IRC’s board of directors.

(e)

The written approval of this Agreement and the transactions contemplated hereby by Producer’s senior lender, Nedbank Limited, and the agreement of Nedbank, in substantially the form of Exhibit D hereto or as otherwise agreed to by IRC, that the Royalty shall survive any foreclosure or transfer of the Property in lieu thereof of Nedbank’s Deed of Trust included in the Permitted Liens.

11.3

Conditions to Producer’s Closing Obligations. Producer’s obligation to close the transactions contemplated hereunder is subject to the fulfillment of the following conditions, at or prior to the Closing (unless waived in writing by Producer):

	(a)	The representations and warranties of IRC set forth herein are correct in all material respects as of the Closing as though they were made as of the Closing.

	(b)	IRC shall have fully performed and complied in all material respects with the covenants hereunder that are to be performed or complied with by it at or prior to the Closing.

	(c)	The approval of this Agreement and the transactions contemplated hereby by Producer’s board of directors.

	(d)	The approval of this Agreement and the transactions contemplated hereby by Producer’s senior lender, Nedbank Limited.

12.	Termination.

	12.1	Termination. This Agreement may be terminated at any time prior to the Closing:

		(a)	By mutual written consent of Producer and IRC;

		(b)	By Producer if any of the representations or warranties of IRC herein are inaccurate in any material respect and if such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

(c)

By Producer if any obligation, term or condition to be performed or observed by IRC hereunder has not been performed or observed in any material respect at or prior to the time specified in this Agreement;

(d)

By IRC if, as a result of the investigations of Section 4 and 11.2(a) and (b), title to or the condition of the Property or Producer’s operations or financial condition is unsatisfactory to IRC in IRC’s sole good faith opinion.

		(e)	By IRC if any of the representations or warranties of Producer herein are inaccurate in any material respect and if such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

(f)

By IRC if any obligation, term or condition to be performed or observed by Producer hereunder has not been performed or observed in any material respect at or prior to the time specified in this Agreement; and

		(g)	By either IRC or Producer if any of the conditions set forth in Subparagraph 11.1 have not been satisfied.

12.2

Effect of Termination. If validly terminated pursuant to Subparagraph 12.1 and the Closing does not occur as provided in Section 6, this Agreement will become null and void and, except as provided in Subparagraph 12.3, all further obligations of the parties under this Agreement will terminate and there will be no liability on the part of any party under this Agreement.

12.3

Reimbursement of Negotiation and Due Diligence Costs. Notwithstanding Subparagraph 12.2, if this Agreement terminates without grant by Producer of the Royalty due to the failure of any of the conditions set forth in subparagraph 11.3(c) or (d), all out-of-pocket legal fees and other costs incurred by IRC in negotiating this Agreement and conducting due diligence up to $50,000 shall be reimbursed by Producer to IRC.

13.

Notices. Any demand, notice or request by either party to the other shall be in writing and hand delivered to the party intended to receive the same or mailed by registered or certified mail, return receipt requested, addressed to that party as follows:

If to IRC	IRC Nevada Inc.
c/o IRC (U.S.) Management Inc.
10 Inverness Dr. East, Suite 104
Englewood, CO 80112
Attention: Chief Financial Officer

If to Producer:	Nord Resources Corporation
1 West Wetmore Road, Suite 203
Tucson, AZ 85705
Attention: President and Chief Executive Officer

or at such other address as may be set forth in a notice delivered or mailed as herein provided.

14.

Further Assurances. The parties each covenant and agree, upon request from the other from time to time, to execute, acknowledge and deliver such further instruments or documents which the requesting party may reasonably require in furtherance of its rights under this Agreement.

15.

Assignment. If Producer shall sell, convey, assign, encumber or otherwise transfer any interest in the Minerals (other than sales of Minerals in the ordinary course of Producer’s business), the Property or any Minerals sale contracts (any of which is referred to in this Section as a “Transfer”), then, as a condition to the effectiveness of such Transfer, Producer shall make such Transfer expressly subject to the Royalty and shall obtain the written acknowledgement of the transferee of IRC’s Royalty and, for Transfers other than an encumbrance, shall require the transferee to expressly assume the obligations of Producer with respect to events and conditions occurring after the Transfer and to pay the Royalty accruing after the Transfer according to its terms. Upon the assumption of by the transferee of the foregoing obligations of Producer hereunder, Producer shall be released from performance of all obligations under this Agreement which arise after the Transfer, except that Producer shall not be deemed released from the performance of any obligations which relate to the period prior to the Transfer, for which Producer shall remain primarily liable.

16.

Transfer of Royalty Interest. If at any time IRC desires to sell or transfer all or any portion of its rights to the Royalty, IRC shall, on a non-exclusive basis, so advise Producer of such desire and of any terms and conditions upon which IRC is willing to entertain a proposal or offer as to a sale or transfer. If IRC solicits offers or bids for the rights, Producer shall be given the opportunity to make an offer or submit a bid; provided, however, that the foregoing shall not create any right of first refusal, right of first offer or other preemptive right in Producer to acquire any interest in rights to the Royalty from IRC, and IRC shall have no obligation whatsoever to accept any offer or bid from Producer, or sell or transfer any such interest to Producer, without regard to whether Producer’s offer or bid is the high bid or best offer, and any decision to sell or transfer to Producer or to any other party shall be in IRC’s sole discretion.

17.

Confidentiality. All information disclosed by Producer to IRC that is not generally known or generally available to persons who are in the mining industry shall be deemed confidential and, except as provided below in this Section, may be used by IRC solely for the purpose of conducting its due diligence investigations pursuant to this Agreement, and shall not be disclosed to anyone except to those persons who have a need to know in connection with such investigations. Notwithstanding the foregoing, IRC may disclose such information to potential private investors, lenders and financial advisors if needed to allow IRC to obtain its own financing based upon such information, provided that any such private investor, lender or financial advisor first agrees to be bound by the confidentiality provisions of this Section.

18.

Parties Bound. The provisions of this Agreement shall be binding upon and inure to the benefit of Producer and IRC and their respective successors and assigns, except as otherwise prohibited by this Agreement. This Agreement is a contract by and between Producer and IRC for their mutual benefit, and no third person shall have any right, claim or interest against either IRC or Producer by virtue of any provision hereof.

19.	Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

19.1

Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona without regard to conflict of law principles. In the event that any provision or clause of this Agreement conflicts with applicable Laws, such conflicts shall not affect other provisions of this Agreement which can be given effect without the conflicting provision, and to this end the provisions of this Agreement are declared to be severable.

19.2

Consent to Jurisdiction. Each party consents to the jurisdiction of the state courts of Colorado and to the federal court for the District of Colorado in connection with any dispute or the pursuit of any remedy or relief in connection with this

Agreement and Producer waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

19.3	Waiver of Jury Trial. Each party hereto waives any right to a trial by jury of any dispute or issue arising under or in connection with this Agreement.

20.	Title and Headings. The titles and the headings of sections are not parts of this Agreement and shall not be deemed to affect the meaning or construction of any of its or their provisions.

21.	Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

22.	Time Of the Essence. Time is of the essence for each provision of this Agreement.

23.

Entire Agreement. This written Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. This Agreement may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement. This Agreement survives the execution and delivery of the Royalty Deed and does not merge into it. The parties agree that this Agreement is the definitive agreement referenced in that certain letter agreement dated March 6, 2009 to Producer from IRC (“Letter Agreement”). This Agreement supersedes the Letter Agreement from and after the date hereof.

[signatures on following page]

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered as of the date above first written.

NORD RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ John T. Perry
John T. Perry, President

IRC NEVADA INC.,
a Nevada corporation

By:	/s/ Doug Silver
Doug Silver
President